EXHIBIT 99.4

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	James O’Leary President and Chief Executive Officer (734) 747-7025 ext. 2025
KAYDON CORPORATION ANNOUNCES INCREASED CASH DIVIDEND
Ann Arbor, MI – July 27, 2007 – Kaydon Corporation (NYSE:KDN) today announced that its Board of Directors declared a 25 percent increase in its regular quarterly dividend, to $.15 per share from $.12 per share. The dividend is payable on October 1, 2007 to shareholders of record as of the close of business on September 10, 2007. The indicated annual dividend rate will now be $.60 per share.
     The Company expects to periodically reevaluate the cash dividend in future periods and will consider its future earnings and cash flow, on-going capital needs, and alternatives for shareholder returns when determining the actual amount of future dividends.
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
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